                                                                 EXHIBIT 10.38.2


              MACKENZIE INVESTMENT MANAGEMENT INC. (THE "COMPANY")
                         RETENTION PLAN (THE "PLAN") FOR
         SUBSIDIARY OFFICERS, REGIONAL VP'S AND INVESTMENT PROFESSIONALS

           (AS AMENDED BY THE MIMI BOARD OF DIRECTORS ON JUNE 7, 2002)


PURPOSE OF THE PLAN:

         The primary purpose of the Plan is to ensure the successful continuance of the Company's operations both in light of the possibility of a Change of Control (as defined below) and in the event of an actual Change of Control of the Company. We believe that in these extraordinary circumstances, it is essential that the Company stabilize its officer and investment professional ranks. We also want to prevent these senior managers and employees from being unnecessarily distracted by their particular circumstances, reduce the climate of uncertainty, ensure fair and equitable treatment in the event of termination, and thereby reduce or eliminate any involvement in unnecessary litigation.

ELIGIBILITY:

         Every regular full-time or part-time employee of the Company who holds the position of Assistant Vice President, Regional Vice President (external wholesalers),Vice-President, or Senior Vice President of either Ivy Management, Inc. ("IMI"), Ivy Mackenzie Distributors, Inc. ("IMDI"), Ivy Mackenzie Services Corp. ("IMSC"), or is a trader, investment analyst or investment manager not already covered by a Company Change of Control Agreement ("Eligible Employee"), shall be covered by the Plan. Any employee who either resigns or who elects not to accept the offer of a Comparable Position (as defined below) from the Company will not be an Eligible Employee and will be deemed to have resigned.

COMPARABLE POSITION:

         Comparable Position shall be defined as a position which:

         (a) provides base employment compensation and employee benefits comparable in the aggregate to the Employee's current position; and

         (b) provides an opportunity for the Employee to receive a variable bonus on an annual basis, comparable to the employee's current position; and

         (c) does not require the Employee to increase the daily one way commuting distance from their current place of employment by more than fifteen (15) miles; and

         (d) requires job skills and duties that are comparable to either the Eligible Employee's current position or a position held by the Employee with the Company during the twelve (12) months preceding the date of a Change of Control.

PLAN PERIOD:

         The Plan shall be in effect from 4:00 PM on November 15, 2000 until 4:00 PM on February 15, 2003 (the "Plan Period").

CHANGE OF CONTROL:

         Change of Control shall be defined as (i) the acquisition, in a single transaction or a series of related transactions by any person or persons acting jointly or in concert, of thirty-five (35%) or more of the outstanding voting shares of the Company whether by way of take-over bid, merger, amalgamation or otherwise; (ii) the sale by the Company of all or substantially all of its undertakings or assets (iii) the acquisition of control of the Company or of the Company's business by one or more persons who do not control the Company as at November 15, 2000; (iv) the voluntary liquidation, dissolution or winding-up of the Company in connection with which a distribution is made to the holders of the Company's common shares; or (v) the passage of a resolution of the Board of Directors of the Company which indicates that a change of control as defined in (i), (ii), (iii) or (iv) has occurred or is about to occur. For the purposes of (iii) "control" shall mean the possession, directly or indirectly, of the power to cause a change in the direction of the management or policies of the Company or its business or operations whether through the ownership of voting shares of the Company, partnership interests or assets or by way of contract or otherwise.

PAYMENTS DUE UPON TERMINATION

         (1)  PAYMENTS ON ACCOUNT OF TERMINATION

                  Each Eligible Employee who is terminated during the Plan Period, other than for cause, shall be paid by the Company, an amount equal to the GREATER of:

                  (a) Normal Employment Income for a period of twelve (12) months from the date of termination; or

                  (b) Normal Employment Income prorated to be equivalent to one month for every year, or part thereof, of employment with the Company or any affiliate thereof, subject to a maximum of twenty-four (24) months with
                           (a) or (b) hereinafter referred to as the "Severance Period".

                  All payments on account of termination shall, at the sole option of the Company, be payable either at the time of termination or over normal pay intervals.

(2) PAYMENTS ON ACCOUNT OF EMPLOYMENT

         On account of employment up to and including the date of termination, each Eligible Employee who is terminated during the Plan Period, other than for cause, shall be paid by the Company an amount equal to the Eligible Employee's annual bonus as defined under Normal Employment Income prorated for the number of days which have elapsed since the commencement of the fiscal year to and including the date of termination.

         Any material changes to any Eligible Employee's compensation arrangements, including the manner in which the annual employee bonus is calculated, shall require a minimum of twelve (12) months written notice to the Eligible Employee by the Company. Until such time as the notice period has elapsed all compensation arrangements shall remain unaltered from that in existence immediately prior to the Change in Control and the Company shall pay to each Eligible Employee all amounts pursuant to such arrangements in the normal time frames so long as an Eligible Employee remains employed by the Company.

NORMAL EMPLOYMENT INCOME

         Normal Employment Income is defined as the aggregate annual amount paid in the normal course to an Eligible Employee by the Company, or any affiliate thereof, in respect of salary, bonus (or commissions).

         For the purposes of calculating Normal Employment Income, the annual bonus shall be equal to the aggregate bonus paid for the last completed fiscal year. If an Eligible Employee did not receive an annual bonus, in whole or in part, in respect of the last completed fiscal year, then the bonus, for the purposes of calculating Normal Employment Income, shall be equal to the annual bonus which would reasonably be expected to be paid to the Eligible Employee under the Company's employee bonus program in effect prior to the Change of Control.

         For purposes of calculating Normal Employment Income for an Eligible Employee who is an external wholesaler, commission income shall be the actual commissions earned by the Employee during the 12 months immediately preceding termination of employment. Commission income for an external wholesaler with less than 12 months of company service, shall be the annualized average monthly commission earned by the Employee between their hire date and the date employment terminates.

BENEFITS

         Group medical and employee dental benefits will continue under the COBRA law during the Severance Period or until the Eligible Employee obtains another position in which those benefits are replaced, whichever occurs first. The Company will pay the COBRA premiums on behalf of the Eligible Employee for continuation of medical and employee dental coverage during the Severance Period. Employee contributions to the 401(k) plan as well as employer matching contributions will cease on the Eligible Employee's termination date.

STATUTORY ENTITLEMENTS AND DEDUCTIONS

All payments payable by the Company to the Eligible Employee under this Plan shall be deemed to include pay in lieu of notice and severance pay under applicable employment legislation. All payments will be reduced by applicable withholding taxes.

RELEASE

         Before receiving any payment under this Plan, each Eligible Employee shall sign a general release acceptable to the Company which shall not adversely affect the terms of any payment, or benefit, to be made or provided by the Company to the Eligible Employee under the Plan.